CONGOLEUM CORPORATION
                          P.O. Box 3127
                 Mercerville, New Jersey  08619
                       ___________________

               NOTICE OF ANNUAL MEETING TO BE HELD
                          MAY 12, 1997
                       ___________________

To The Stockholders of
Congoleum Corporation

      Notice is hereby given that the Annual Meeting of the Stockholders (the "Annual Meeting") of Congoleum Corporation (the "Company") will be held in the America Room, 2nd Floor, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts on Monday, May 12, 1997 at 9:30 A.M. local time, for the following purposes:

      1. To elect two Class A directors who will hold office until the Annual Meeting of Stockholders in 2000 and until their successors are duly elected and qualified.

      2. To consider and vote on a proposal to amend the Company's 1995 Stock Option Plan to increase the number of shares of Class A common stock authorized to be issued thereunder from 550,000 to 800,000, an increase of 250,000 shares.

      3. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

      The close of business of March 26, 1997 has been fixed as the record date for determining the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

      It is desirable that the stock of the Company should be represented as fully as possible at the Annual Meeting. Please sign, date and return the accompanying proxy in the enclosed envelope, which requires no postage if mailed in the United States. If you should attend the Annual Meeting, you may vote in person, if you wish, whether or not you have sent in your proxy.

                              By Order of the Board of Directors
                              CONGOLEUM CORPORATION

                              Howard N. Feist III
                              Secretary
Mercerville, New Jersey
April 1, 1997

                           PROXY STATEMENT

      This proxy statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors of Congoleum Corporation (the "Company"), of proxies to be used in voting at the Annual Meeting of Stockholders (the "Meeting") of the Company to be held on May 12, 1997 in the America Room, 2nd Floor, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts at 9:30 A.M. local time, and at any adjournments thereof. The principal executive offices of the Company are located at 3705 Quakerbridge Road, Mercerville, New Jersey 08619. The cost of preparing and mailing the notice, proxy statement and proxy will be paid by the Company. It is expected that the solicitation of proxies will be by mail only, but may also be made by personal interview, mail, telephone or telegraph by directors, officers or employees of the Company. The Company will request banks and brokers holding stock in their names or custody, or in the names of nominees for others, to forward copies of the proxy material to those persons for whom they hold such stock and to request authority for the execution of proxies and, upon request, will reimburse such banks and brokers for their out-of-pocket expenses incurred in connection therewith. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 1, 1997.

      Proxies in the accompanying form, properly executed and duly returned to the Company and not revoked, will be voted at the Meeting (including adjournments). Where a specification is made by means of the ballot provided in the proxies regarding any matter presented to the Meeting, such proxies will be voted in accordance with such specification. If no instructions are specified in a signed proxy with respect to the matters being voted upon, the shares represented by such proxy will be voted (i) FOR the election of the nominees for director listed below, (ii) FOR the proposal relating to the amendment of the 1995 Stock Option Plan, and (iii) in the discretion of the proxy holder as to other matters that may properly come before the Meeting. Proxies indicating stockholder abstentions will be counted for purposes of determining whether there is a quorum at the Meeting, but will not be voted in the election of directors or with respect to the proposal to amend the 1995 Stock Option Plan, and, therefore, will have no effect on the determination of the outcome of the votes on these matters. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at the Meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the Meeting, but will not be voted in the election of directors or with respect to the proposal to amend the 1995 Stock Option Plan, and, therefore, will have no effect on the determination of the outcome of the votes on these matters.

     Any stockholder giving a proxy in the accompanying form retains the power to revoke it at any time prior to the exercise of the powers conferred thereby by filing a later dated proxy, by notice of revocation filed in writing with the Secretary of the Company or by voting the shares subject to such proxy in person at the Meeting. Attendance at the Meeting in person will not be deemed to revoke the proxy unless the stockholder affirmatively indicates at the Meeting an intention to vote the shares in person.

     On March 26, 1997, there were 4,647,500 shares of the Company's Class A common stock and 5,350,000 shares of the Company's Class B common stock outstanding. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Meeting or any adjournment thereof, and those entitled to vote will have one vote for each share of Class A common stock held and two votes for each share of Class B common stock held.

      A copy of the Annual Report of the Company for the fiscal year ended December 31, 1996 is enclosed with this proxy statement.

      A quorum for the Meeting will consist of the holders of a majority of the stock entitled to vote at the Meeting. A plurality of the shares represented at the Meeting at which a quorum is present and voting is required to elect directors and a majority of the shares represented at the Meeting at which a quorum is present and voting is required to approve the amendment to the Company's 1995 Stock Option Plan to increase the number of shares authorized to be issued thereunder from 550,000 to 800,000, and any other matters that may properly come before the Meeting, except as otherwise required by the laws of Delaware.

      PROPOSAL 1 - ELECTION OF DIRECTORS; SECURITY OWNERSHIP OF
              CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The Board of Directors of the Company is divided into three classes, as nearly equal in size as possible, with staggered terms of three years which expire at successive Annual Meetings of Stockholders. The accompanying proxy will be voted for the election of the nominees named in Class A below unless otherwise instructed. The term of those Class A directors elected at this Meeting will expire at the Annual Meeting of Stockholders held in 2000 upon the election and qualification of their successors. Should any person named below be unable or unwilling to serve as a director, persons acting under the proxy intend to vote for such other person as management may recommend. Each nominee is currently a director of the Company. The persons named in the accompanying proxy intend to vote for the election of the nominees identified below unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The Board of Directors is informed that all the nominees are willing to serve as directors, but if either of them should decline to serve or become unavailable for election as a director at the Meeting, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominee or nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of directors accordingly.

      The following table sets forth the name, age and principal occupation of each of the nominees for election as director (both of whom currently serve as directors), and each current director in the classes continuing in office, and the period during which he has served as a director of the Company and when such term expires. The tables, together with the accompanying text and footnotes, also set forth the holdings of each director of the Company and of each person nominated to become a director of the Company, as of March 26, 1997.

(a)  Security Ownership of Nominees and Directors

                                                         Shares of
                                                       Common Stock
                                                            Owned
  Name, Age, Principal Occupation                        Beneficially                       Percent of
      During the Past 5 Years      Director   Term          as of             Percent of     Combined
        and Directorships            Since   Expires    March 26, 1997          Class      Voting Power
        -----------------          --------  -------    ---------------       ----------   ------------

Nominees for Director
Class A
-------
William M. Marcus
 Age 59.  Director, Executive
 Vice President, and Treasurer
 of American Biltrite. Director
 Reebok International, Ltd.        1993      1997       4,395,605(1)(2)(3)(4)     82.2%        57.3%

C. Barnwell Straut
 Age 71.  Managing Director of
 Hillside Capital Incorporated     1986      1997           7,000                   *            *

Incumbent Directors
Class B
-------
Mark N.Kaplan, Esq.
 Age 67. Partner of Skadden,
 Arps, Slate, Meagher & Flom,
 Attorneys.  Director of
 American Biltrite, Grey
 Advertising Inc., Diagnostic
 Retrieval Systems, Inc., REFAC
 Technology Development
 Corporation, Volt Information
 Sciences, Inc., and Movie Fone,
 Inc.                              1995      1998           1,000                   *            *

Richard G. Marcus
 Age 49. Vice Chairman of the
 Company. Director, President,
 and Chief Operating Officer of
 American Biltrite.                1993      1998       4,395,605(1)(2)(3)(4)(5)  82.2%        57.3%

David N. Hurwitz
 Age 61. President and Chief
 Executive Officer of Goodson
 Newspaper Group.                  1995      1998              --                   *            *

Class C
-------
Roger S. Marcus
 Age 51.  Chairman of the Board,
 Chief Executive Officer and
 President of the Company.
 Chairman of the Board, Chief
 Executive Officer and Director
 of American Biltrite.             1993      1999       4,395,605(1)(2)(3)(4)     82.2%        57.3%

John N. Irwin III
 Age 43.  Managing Director of
 Hillside Capital Incorporated.    1986      1999         954,395(1)(6)                 17.8%        12.4%

Cyril C. Baldwin, Jr.
 Age 69.  Chairman of the Board
 of Cambrex Corporation,
 Director of Church & Dwight.      1995      1999           2,000                   *            *
_______________________
 *Less than 1%

(1) The shares of Class B common stock are convertible into an equal number of shares of Class A common stock without the requirement of any further action upon their sale or other transfer by Hillside Capital ("Hillside Capital") or American Biltrite Inc. ("American Biltrite") to a person or entity other than one of its affiliates. In addition, shares of Class B common stock may be converted into an equal number of shares of Class A common stock at any time at the option of the holders thereof and shall be converted into an equal number of shares of Class A common stock upon the adoption of a resolution to such effect by a majority of the entire Board of Directors of the Company and the holders of a majority of the outstanding shares of Class B common stock voting as a separate class. In the event of a "change in control" of American Biltrite, all of its shares of Class B common stock shall be automatically converted into an equal number of shares of Class A common stock without the requirement of any further action.
(2) Refers to the shares of Class B common stock shown as owned of record by American Biltrite with respect to which each of the named individuals may be deemed to be the beneficial owner. Each of the named individuals is a director of the Company and a director, officer and stockholder of American Biltrite. Each of the named individuals disclaims beneficial ownership of such
     shares.   The address of each of the named individuals  is  c/o
     American  Biltrite Inc., 57 River Street, Wellesley  Hills,  MA
     02181.
(3) A majority of the outstanding shares of American Biltrite are beneficially owned by Natalie S. Marcus, Cynthia S. Marcus and the named individuals, who have identified themselves as persons who have in the past taken, and may in the future take, actions which direct or cause the direction of the management of American Biltrite and their voting of shares of American
     Biltrite in a manner consistent with each other, and who therefore may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of
     1934.   Charles  E. Heming, trustee of a trust  established  by
     Natalie  S. Marcus, may also be deemed to be a member  of  this
     group.   Mr. Heming expressly disclaims his membership in  this
     group.  Natalie S. Marcus is the mother of Roger S. Marcus  and
     Richard  G. Marcus and the aunt of William M. Marcus.   Cynthia
     S. Marcus is the wife of William M. Marcus.
(4)  Richard  G. Marcus and Roger S. Marcus are brothers and William
     M. Marcus is their cousin.
(5) In February 1996, Mr. Richard G. Marcus entered into a settlement agreement in the form of a consent decree with the
     Securities  and  Exchange  Commission  (the  "Commission")   in
     connection with the Commission's investigation covering trading in American Biltrite Inc.'s Common Stock by an acquaintance of
     Mr.  Marcus.   Mr.  Marcus, without admitting  or  denying  the
     Commission's allegations of securities laws violations, agreed, among other things, to the entry of a permanent injunction against future violations of Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934.
(6) Refers to the shares of Class B common stock shown as owned of record by Hillside Capital Incorporated with respect to which
     Mr. Irwin may be deemed the  beneficial owner.   Mr. Irwin is a
     director of the Company and a director and officer of Hillside Capital and indirectly owns a majority of its issued and outstanding shares of its capital stock. Mr. Irwin disclaims
     beneficial ownership of such shares.   The address of Mr. Irwin
     is c/o Hillside Capital Incorporated, 405 Park Avenue, New York,
     NY 10022.

(b)  Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth the number of shares of Class A common stock and Class B common stock beneficially owned by (a) each person who owns of record, or is known by the Company to own beneficially, more than 5% of the Company's Class A common stock and/or Class B common stock, (b) each person who is named in the Summary Compensation Table hereinafter set forth as an executive officer as of December 31, 1996 and (c) all executive officers and directors of the Company as a group.

                                                Shares of
                                               Common Stock                      Percent of
 Name, and Address              Title       Owned Beneficially    Percent of      Combined
of Beneficial Owners           of Class     As of March 26,1997     Class       Voting Power
--------------------           --------     -------------------   ---------     ------------
American Biltrite Inc.          Class B      4,395,605 (1)         82.2%         57.3%
57 River Street
Wellesley Hills, MA 02181

Hillside Capital Incorporated   Class B        954,395 (2)         17.8%         12.4%
405 Park Avenue
New York, NY  10022

David L. Babson & Co. Inc.      Class A        649,300 (3)(4)      14.0%          4.2%
One Memorial Drive
Cambridge, MA  02142

The TCW Group, Inc.             Class A        551,800 (3)(5)      11.9%          3.6%
865 South Figueroa Street
Los Angeles, CA  90017

Putnam Investments, Inc.        Class A        418,500 (3)(6)       9.0%          2.7%
1166 Avenue of the Americas
New York, NY  10036

Clark Estates, Inc.             Class A        404,000 (3)(7)       8.7%          2.6%
30 Wall Street
New York, NY  10005

Goldman, Sachs & Co.            Class A        364,500 (3)(8)       7.8%          2.4%
85 Broad Street
New York, NY  10004

U.S. Bancorp                    Class A        274,500 (3)(9)       5.9%          1.8%
United States National
 Bank of Oregon
111 S.W. Fifth Avenue
Portland, OR  97204

Loomis, Sayles & Company L.P.   Class A        253,900 (3)(10)      5.5%          1.7%
One Financial Center
Boston, MA  02111

Roger S. Marcus (11)            Class A         60,000 (12)         1.3%          *
                                Class B      4,395,605 (1)         82.2%         57.3%

Robert N. Agate (11)            Class A          5,850 (13)         *             *

Howard N. Feist III (11)        Class A          5,177 (13)         *             *

Dennis P. Jarosz (11)           Class A          5,200 (14)         *             *

Anthony C. Prestipino (11)      Class A          2,000 (15)         *             *

All directors and               Class A        163,250 (16)         3.5%          1.1%
 executive officers             Class B      5,350,000            100.0%         69.7%
 as a group (16 persons)
--------------
*Less than 1%

(1) Represents shares of Class B common stock held of record by American Biltrite. See footnote 2 to the table above for a description of the persons who may be deemed to be the beneficial owners of these shares.
(2) See footnote 6 to the table above for a description of the person who may be deemed to be the beneficial owner of these shares.
(3) Based on information contained in a Schedule 13G filed with the Commission which indicates that such shares were acquired solely for investment purposes as of December 31, 1996.
(4) David L. Babson & Co. Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is considered "beneficial owner" in the aggregate of 649,300 shares of Class A common stock.
(5) The TCW Group, Inc. (through certain wholly owned subsidiaries TCW Asset Management Company and The Trust Company of the West) is considered the "beneficial owner" in the aggregate of 551,800 shares of Class A common stock. TCW Asset Management Company is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and The Trust Company of the West is a bank as defined in Section 3(A)(6) of the Securities Exchange Act of 1934. Mr. Robert Day is an individual who may be deemed to control the TCW Group, Inc. The address of Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.
(6) Certain Putnam investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered "beneficial owners" in the aggregate of 418,500 shares of Class A common stock.
(7) Clark Estates, Inc. is a New York corporation which provides management and administrative services relating primarily to financial matters for several individual members of the Clark family and to certain institutional and trust accounts affiliated with the Clark family, and is considered "beneficial owner" in the aggregate of 404,000 shares of Class A common stock.
(8)  Goldman,  Sachs  &  Co.  is  a broker/dealer  registered  under
     Section 15 of the Securities Exchange Act of 1934 and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is considered "beneficial owner" in the aggregate of 364,500 shares of Class A common stock.
(9) U.S. Bancorp (together with certain wholly owned subsidiaries, Qualivest Capital Management and United States National Bank of Oregon) is considered "beneficial owner" in the aggregate of 274,500 shares of Class A common stock. U.S. Bancorp is a national bank as defined in Section 3(A)(6) of the Securities Exchange Act of 1934.
(10) Loomis, Sayles & Company, L.P. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and is considered "beneficial owner" in the aggregate of 253,900 shares of Class A common stock.
(11) The address of each of the executive officers named in the Summary Compensation Table hereinafter set forth is c/o Congoleum Corporation, 3705 Quakerbridge Road, P.O. Box 3127, Mercerville, New Jersey 08619.
(12) Includes 60,000 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 1997.
(13) Includes 4,000 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 1997.
(14) Includes 2,700 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 1997.
(15) Includes 2,000 shares of Class A common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 1997.
(16) Includes an aggregate of 144,700 shares issuable upon the exercise of options which are currently exercisable or exercisable within 60 days of March 26, 1997.

(c)  Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the beneficial owners of more than 10 percent of the Class A common stock to file reports of ownership and changes in ownership of their equity securities of the Company. Directors and executive officers of the Company and such beneficial owners file such reports with the Commission and the New York Stock Exchange. Directors and executive officers and such beneficial owners are required to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of the copies of Forms 3, 4 and 5 and amendments thereto received by the Company, and written representations from certain directors and executive officers and such beneficial owners of the Company that no Forms 5 were required for such persons, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and such beneficial owners were complied with during 1996.


                DIRECTOR COMPENSATION AND COMMITTEES

      During 1996, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors plus the total number of meetings of all committees of the Board on which he serves. Each director who is not an officer and employee of the Company or American Biltrite is entitled to receive a director's fee of $10,000 per year and $1,250 for each Board meeting and each Audit Committee meeting attended.

      Directors may elect to defer the receipt of all or a part of their fees. Amounts so deferred earn interest, compounded quarterly, at a rate equal to the Bank of Boston base rate at the end of each quarter.

     The Company has an Audit Committee consisting of three members, all of whom are non-employee directors. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of the Company's internal auditors, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. During 1996, the Audit Committee held three meetings, including one telephonic meeting. The members of the Audit Committee are David N. Hurwitz, Chairman, Cyril C. Baldwin, Jr. and Mark N. Kaplan.

      The Company has a Compensation Committee consisting of three members, all of whom are non-employee directors. The Compensation Committee is responsible for making recommendations to the Board concerning executive compensation including base salaries, bonuses and criteria for their award, stock option plans, stock option grants, health and life insurance and other benefits. The Compensation Committee met one time during 1996. The members of the Compensation Committee are Mark N. Kaplan, Chairman, Cyril C. Baldwin, Jr. and David N. Hurwitz. The Company does not have a Nominating Committee.

                    COMPENSATION COMMITTEE REPORT

Overall Policy

      The Company's executive compensation program is designed to reflect both corporate performance and individual responsibilities and performance. The Compensation Committee administers the Company's overall compensation strategy in an attempt to relate executive compensation appropriately to the Company's overall growth and success and to the executive's duties and demonstrated abilities. The objectives of this strategy are to attract and retain the best possible executives, to motivate these executives to achieve the Company's business goals and to provide a compensation package that recognizes individual contributions as well as overall business results.

      Each year the Compensation Committee conducts a review of the Company's executive compensation. This review includes consideration of: the relationship between an executive's current compensation and his current duties and responsibilities; the compensation of executive officers with similar duties and responsibilities; and inflationary trends. The annual compensation reviews permit an ongoing evaluation of the relationship between the size and scope of the Company's operations, its performance and its executive compensation. The Compensation Committee also considers the legal and tax effects (including without limitation the effects of Section 162(m) of the Internal Revenue Code of 1986, as amended) of the Company's executive compensation program in order to provide the most favorable legal and tax consequences for the Company and its executive officers.

      The Compensation Committee determines the compensation of the individuals whose compensation is detailed in this proxy statement and sets policies for and reviews the compensation awarded to the most highly compensated corporate executives. This process is designed to provide consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement, the Compensation Committee takes into account the views of Roger S. Marcus, the Company's Chief Executive. Because Mr. Marcus provides his services to the Company pursuant to a Personal Services Agreement between the Company and American Biltrite Inc., the Compensation Committee does not review Mr. Marcus' compensation, which is administered by the disinterested directors of the Board as a whole.

      The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements are discussed below. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including pension benefits, insurance and other benefits, as well as the program described below.

Base Salaries

       Base salaries for executive officers are determined by considering historical salaries paid by the Company to officers having certain duties and responsibilities and then evaluating the current responsibilities of the position, the scope of the operations under management and the experience of the individual. Annual salary adjustments are determined by evaluating on an individual basis new responsibilities of the executive's position, changes in the scope of the operations managed, the performance of such operations, the performance of the executive in the position and annual increases in the cost of living.

Annual Bonus

      The Company's executive officers are eligible for an annual cash bonus. Annual bonuses are determined on the basis of corporate performance. The most significant corporate performance measure for bonus payments is earnings of the Company. In determining annual bonuses, the Compensation Committee also considers the views of Mr. Marcus as Chief Executive Officer and discusses with him the appropriate bonuses for all executives.

Stock Options

      Under the Company's 1995 Stock Option Plan, stock options may be granted to the Company's executive officers. The Compensation Committee sets guidelines for the size of stock option awards based on factors similar to those used to determine base salaries and annual bonus. Stock options are designed to align the interests of executives with those of the stockholders.

      Under the 1995 Stock Option Plan, stock options are typically granted with an exercise price equal to the market price of the Company's Class A common stock on the date of grant and vest over time. This approach is designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over time.

Conclusion

      Through the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. The Compensation Committee intends to continue the policy of linking executive compensation to corporate and individual performance, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.


                                   COMPENSATION COMMITTEE

                                   Mark  N. Kaplan, Chairman
                                   Cyril C. Baldwin, Jr.
                                   David N. Hurwitz

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during 1996 were Mark
N. Kaplan, Cyril C. Baldwin, Jr. and David N. Hurwitz, none of whom is or was at any time during 1996 an officer or employee of the Company. Mark N. Kaplan is a partner in Skadden, Arps, Slate, Meagher & Flom, a law firm retained by American Biltrite in 1996 and proposed to be retained in 1997. Mr. Kaplan is also a director of American Biltrite.

                       EXECUTIVE COMPENSATION

      The table that follows sets forth information concerning the compensation earned by or paid to the Company's Chairman of the Board and Chief Executive Officer and the Company's four other most highly compensated executive officers for services rendered to the Company in all capacities during each of the last three years. The table also identifies the principal capacity in which each of the named executives served the Company during 1996.


                     SUMMARY COMPENSATION TABLE

                                  Annual Compensation    Long Term Compensation
                                  -------------------    ----------------------
                                                          Securities Underlying      All Other
Name and Principal Position   Year    Salary    Bonus        Options (Shares)     Compensation(1)
---------------------------   ----    ------    -----     ---------------------   ---------------
Roger S. Marcus               1996       *        *                --                 *
 Chairman, President          1995       *        *           150,000                 *
 and Chief Executive          1994       *        *                --                 *
 Officer

Howard N. Feist III           1996    142,833   60,000             --               7,170
  Senior Vice President       1995    136,167   50,000         10,000               8,197
  - Finance and Chief         1994    132,917   60,000             --               6,689
  Financial Officer

Robert N. Agate               1996    142,083   60,000             --               7,132
  Senior Vice President       1995    136,875   50,000         10,000               8,240
  - Manufacturing             1994    128,336   60,000             --               6,443

Dennis P. Jarosz              1996    137,500   60,000          6,500               6,858
  Senior Vice President       1995    125,792   50,000          3,500               7,573
  - Marketing                 1994    111,585   25,000             --               5,602

Anthony C. Prestipino         1996    135,625   60,000         10,000               5,461
  Senior Vice President       1995     21,028   15,000             --                  --
  - Sales                     1994         --       --             --                  --

------------
(1) Amounts shown for each officer consist of amounts contributed by the Company to the Company's 401(k) Plan for the designated fiscal year that are allocated to such officer.
(*) Pursuant to the terms of a Personal Services Agreement between American Biltrite and the Company, American Biltrite agreed that Roger S. Marcus would devote substantially all of his business time to serving as Chief Executive Officer of the Company and Richard G. Marcus would serve as Vice Chairman of the Company. In consideration of this agreement, the Company agreed to pay American Biltrite a personal services fee and a contingent incentive fee, conditioned upon the attainment of financial and business objectives as determined by the Board of Directors of the Company. The Company paid $800,000, $980,060 and $1,265,000 in personal services and incentive fees for the years ended December 31, 1994, 1995 and 1996, respectively.

                       1995 STOCK OPTION PLAN

      The Company's 1995 Stock Option Plan became effective upon the consummation of the Company's initial public offering in February 1995. Pursuant to the 1995 Stock Option Plan, certain directors, employees and officers of the Company will be given the opportunity to acquire shares of Class A common stock through the grant of options. Such options may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. A maximum of 550,000 shares of Class A common stock were originally authorized for issuance with respect to options granted under the 1995 Stock Option Plan. The Company is proposing to increase the number of shares available for issuance under the 1995 Stock Option Plan. (See Proposal 2, "Amendment to 1995 Stock Option Plan" below.) The material features of the 1995 Stock Option Plan are described below.

      The purpose of the 1995 Stock Option Plan is to promote the long-term success of the Company by providing financial incentives to key employees who are in positions to make significant contributions toward success. The 1995 Stock Option Plan is designed to attract individuals of outstanding ability to employment with the Company, to provide key employees with a proprietary interest in the Company, and to encourage such employees to continue their employment with the Company and to render superior performance during such employment.

      The 1995 Stock Option Plan is administered by the Compensation Committee of the Board of Directors, which has authority to determine the employees to whom awards will be granted, the form and amount of the awards, the dates of grant, vesting periods, and other terms of each award.

      The 1995 Stock Option Plan provides for both incentive stock options, as defined in Section 422 of the Code, and nonqualified stock options. All options are granted at an exercise price per share equal to not less than 100% of the fair market value of the Class A common stock on the date the option is granted. The Company receives no consideration upon the granting of an option. Full payment of the option exercise price must be made by the optionee when an option is exercised. The exercise price may be paid in cash or in such other form as the Company may approve, including shares of Class A common stock valued at their fair market value on the date of option exercise. The proceeds received by the Company from the sale of shares under the 1995 Stock Option Plan are used for general corporate purposes. Options granted under the 1995 Stock Option Plan are not exercisable sooner than 12 months after the date of grant, vest incrementally over a five-year period, and are not exercisable later than 10 years after the date of grant. Options are not transferable by the holder other than by will or applicable laws of descent and distribution.

      The  grant  of  an  incentive stock option  generally  has  no immediate federal income tax consequences to the Company or the holder. If the holder of the incentive stock option sells the shares of Class A common stock received on the exercise thereof more than two years after the date the incentive stock option was granted to the holder and more than one year after the date of exercise of the incentive stock option, the difference between the sale proceeds and the exercise price of the option will be eligible for long-term capital gain or loss treatment. In such event, no amount will be taxable as ordinary income and the Company will not be entitled to a deduction for federal income tax purposes. However, in general, the difference between the fair market value of the Class A common stock on the date of exercise and the exercise price will be included in the holder's alternative minimum taxable income for alternative minimum tax purposes. Whether or not a holder of such an option would be subject to alternative minimum tax depends on such individual's particular tax situation. If the holder disposes of the shares of Class A common stock acquired upon the exercise of an incentive stock option or applies such stock to the exercise of another option prior to the end of the holding periods described above (a "disqualifying disposition"), the difference between the fair market value of the Class A common stock on the date of exercise and the exercise price is taxable as ordinary income in the year of disposition and any excess of the amount realized on disposition over the value of the Class A common stock on the date of exercise is eligible for long-term or short-term capital gain treatment depending on how long the shares were held. If, in a disqualifying disposition, the holder sells the Class A common stock for less than its fair market value on the date he or she exercised the incentive stock option, then, generally, only the amount of the difference between the amount realized on the disposition and the purchase price will be treated as ordinary income. If the holder of an incentive stock option makes a disqualifying disposition, the Company generally will be entitled to a deduction equal to the amount treated as ordinary income to such holder for the Company's taxable year in which such holder recognizes such income.

      The grant of a nonqualified stock option has no immediate federal income tax consequences to the Company or the holder. The exercise of a nonqualified stock option will require the holder to include in the holder's gross income the amount by which the fair market value of the acquired shares on the exercise date (or, in the case of certain employees who are officers or directors subject to the profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934, in certain circumstances thereafter) exceeds the exercise price. An officer or director may avoid this six-month deferral provision by electing under Section 83(b) of the Code to realize the income with respect to the exercise of the option at the time of exercise.

      The Company is required by the Code to withhold income and employment taxes from the employee's wages or to receive a payment from the employee to provide for the taxes on the ordinary income which is considered to have been paid in shares of Class A common stock to the holder upon exercise of the option or, in the case of an employee subject to Section 16(b) of the Securities Exchange Act of 1934 who does not make a Section 83(b) election, at the end of the six-month period following such exercise.

      The Company is entitled to an income tax deduction (provided applicable withholding requirements are met) equal to the amount of ordinary income included as compensation in the gross income of the holder for the taxable year of the Company during which the holder includes such amount in the holder's income.

      The closing price of the Company's Class A common stock as reported on the New York Stock Exchange on March 3, 1997 was $13.625 per share. There is no market for the Class B common stock (but shares of Class B common stock are convertible, on a share-for-share basis, into shares of Class A common stock under certain conditions).

      At December 31, 1996 (the end of the Company's 1996 fiscal year), options were outstanding under the 1995 Option Plan to purchase an aggregate of 484,500 shares of Class A common stock.

                             OPTION GRANTS IN FISCAL YEAR 1996

                                      Individual Grants
                  --------------------------------------------------------
                                                                           Potential Realizable Value at
                       Number of      Percent of                               Assumed Annual Rates of
                       Securities       Total                                 Stock Price Appreciation
                       Underlying      Options     Exercise or                  for Option Term (2)
                        Options       Granted in   Base Price   Expiration -----------------------------
     Name             Granted #(1)  Fiscal Year(1) (Per Share)     Date          5%             10%
    ------            ------------  -------------- -----------  ---------- -------------   -------------
Dennis P. Jarosz         6,500           29.5%      $10.625       02/02/06   $43,420         $110,045
Anthony C. Prestipino   10,000           45.5%       10.625       02/02/06    66,800          169,300


(1) All options granted in fiscal year 1996 were granted pursuant to the 1995 Stock Option Plan. All options granted to the named executive officers vest over five years at the rate of 20% per year beginning on the first anniversary of the date of the grant, subject to acceleration as the Compensation Committee, in its sole discretion, deems appropriate.
(2) These amounts represent certain assumed rates of appreciation which are provided for illustrative purposes only. Actual gains, if any, on stock option exercises and Class A common stock holdings are dependent on the future performance of the Class A common stock and overall stock market conditions.
     There is no assurance that the amounts reflected will be realized.


            OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

                                                                                 Value of Unexercised
                                                 Number of Unexercised           In The Money Options
                          Shares                   Options at 12/31/96                at 12/31/96
                        Acquired on    Value    --------------------------   ---------------------------
     Name                Exercise     Realized  Exercisable  Unexercisable   Exercisable   Unexercisable
--------------          -----------   --------  -----------  -------------   -----------   -------------
Roger S. Marcus             --            --     30,000       120,000         $26,250       $105,000
Howard N. Feist III         --            --      2,000         8,000           1,750          7,000
Robert N. Agate             --            --      2,000         8,000           1,750          7,000
Dennis P. Jarosz            --            --        700         9,300             613         23,575
Anthony C. Prestipino       --            --         --        10,000              --         32,500


                    DEFINED BENEFIT PENSION PLAN

      In addition to the remuneration set forth above, the Company maintains a tax-qualified defined benefit pension plan (the "Pension Plan") for all salaried (non-hourly) employees. The Pension Plan provides non-contributory benefits based upon years of service and average annual earnings for the 60 consecutive calendar months in which the participating employee had the highest level of earnings during the 120 consecutive calendar months preceding retirement.

      The table below sets forth certain information relating to the Pension Plan with respect to the five most highly compensated executive officers of the Company at December 31, 1996. Roger S. Marcus is not eligible to participate in the Pension Plan because he is an employee of American Biltrite.

                                             1996           Credited
                                         Remuneration         Years
       Name                            Covered by Plan      of Service
       ----                            ---------------      ----------
 Roger S. Marcus                               *                 *
 Howard N. Feist III                    $150,000                15
 Robert N. Agate                         150,000                15
 Dennis P. Jarosz                        150,000                24
 Anthony C. Prestipino                   150,000                 1


      The following table is based on the present Pension Plan formula. Actual benefits will differ depending on the employee's years of service and whether the employee was previously employed by the Company or the Tile Division of American Biltrite.

      The compensation used to determine a person's benefits under the Pension Plan includes such person's salary (including amounts deferred as salary reduction contributions to any applicable tax-qualified plans maintained under Sections 401(k) or 125 of the Code) and annual bonuses. The Internal Revenue Service has limited the maximum compensation for benefit purposes to $150,000. The following table shows, for various income and service levels, the annual benefits payable under the Pension Plan, commencing at normal retirement at age 65. These benefits are presented on a five years certain and life thereafter basis.


                APPROXIMATE ANNUAL PENSION AT AGE 65

                          Total Years of Service as a Plan Member
  Final Average    -------------------------------------------------------
  Compensation            15        20         25         30         35
  -------------        --------  --------   --------   --------   --------
 $100,000              $11,800   $15,800    $19,700    $23,700   $27,600
  125,000               15,200    20,300     25,400     30,400    35,500
  150,000               18,600    24,800     31,000     37,200    43,400
  175,000               18,600    24,800     31,000     37,200    43,400
  200,000               18,600    24,800     31,000     37,200    43,400
  225,000               18,600    24,800     31,000     37,200    43,400
  250,000               18,600    24,800     31,000     37,200    43,400


                       EMPLOYMENT ARRANGEMENTS

      Pursuant to the terms of a Personal Services Agreement dated March 11, 1993, as amended, between the Company and American Biltrite, American Biltrite agreed that Roger S. Marcus would serve as the Chief Executive Officer of the Company and in connection therewith, would devote substantially all of his time to his duties in such capacity; provided, however, that Mr. Marcus would be entitled to remain as a director and executive officer of American Biltrite. The Personal Services Agreement has an initial term of five years, subject to earlier termination in the event of death, disability, cause or the termination of Mr. Marcus' affiliation with American Biltrite, and may be extended for successive one-year periods if the parties so elect. Effective February 8, 1995, the Personal Services Agreement was amended to provide, among other things, that Richard G. Marcus will serve as Vice Chairman of the Company. For the year ended December 31, 1996 the Company paid $515,000 pursuant to the amended Personal Services Agreement and accrued $750,000 for the 1996 contingent incentive fee, which was paid in January 1997.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the terms of a Business Relations Agreement between the Company and American Biltrite (i) the Company granted American Biltrite the right to purchase the Company's vinyl and vinyl composition tile at a price equal to the lower of 120% of the Company's fully-absorbed manufacturing costs for such tile and the lowest price paid by any of the Company's other customers and the exclusive right and license (including the right to sublicense) to distribute such tile in Canada, (ii) American Biltrite granted the Company the non-exclusive right to purchase floor tile and urethane from American Biltrite at a price equal to the lower of 120% of American Biltrite's fully-absorbed manufacturing costs for such products and the lowest price paid by any of American Biltrite's other customers, (iii) the Company agreed to provide American Biltrite with data processing services for a period of 18 months following the consummation of the transactions contemplated by the Acquisition at a cost equal to American Biltrite's internally allocated costs for such data processing services immediately prior to such consummation, (iv) the Company agreed to reimburse American Biltrite for any insurance premiums retroactively imposed relating to claims against American Biltrite in connection with the business or operation of the Tile Division (other than certain specified claims) and (v) American Biltrite agreed to have its tape division supply paper slitting services to the Company at a cost equal to American Biltrite's internally allocated costs for providing such services immediately prior to the consummation of the transactions contemplated by the Acquisition. The agreements referred to clauses
(i) and (ii) above terminate on the fifth anniversary of the date of the Business Relations Agreement, subject to renewal for successive one-year periods if the parties so elect. The agreement referred to clause (v) above is terminable at any time by the Board of Directors of the Company or American Biltrite. The Business Relations Agreement has an initial term of five years and may be extended for successive one-year periods if the parties so elect. For the twelve months ended December 31, 1996 the Company had purchases of $5.8 million from American Biltrite and sales of $1.2 million pursuant to this Business Relations Agreement.

                 CUMULATIVE TOTAL SHAREHOLDER RETURN


      The graph that follows compares the monthly cumulative total shareholder return of the Company's Class A common stock to the monthly cumulative returns of the New York Stock Exchange Market Value Index and a Peer Group Index which includes companies in Media General Financial Services Industry Group 058 - Other Building Materials.

                    (PERFORMANCE GRAPH APPEARS HERE)

 Measurement      Congoleum      MG Group     NYSE Market
   Period        Corporation       Index         Index
 -----------     -----------     --------     -----------
  02/02/95        100.00          100.00        100.00
  03/31/95        112.50          108.53        105.93
  06/30/95        100.00          119.43        113.97
  09/30/95         78.50          125.97        121.88
  12/31/95         80.37          130.76        128.55
  03/31/96         71.96          131.21        135.86
  06/30/96         85.98          134.53        140.96
  09/30/96         96.26          131.86        144.65
  12/31/96        103.74          145.49        154.65


          PROPOSAL 2 - AMENDMENT TO 1995 STOCK OPTION PLAN

      The Board of Directors has adopted, subject to shareholder approval, an amendment to the 1995 Stock Option Plan (the "Amendment") which increases the number of shares of Class A common stock authorized to be issued thereunder from 550,000 to 800,000, an increase of 250,000 shares. The full text of the Amendment will be furnished to any shareholder upon written request made to the
Secretary of the Company. For a description of the material features of the 1995 Stock Option Plan, see "1995 Stock Option Plan" above.

     The following table sets forth the number (and dollar value) of additional shares under the 1995 Option Plan that will be received by the named executive officers and groups, to the extent determinable.

                     NEW PLAN BENEFIT TABLE

Name and Principal Position             Dollar Value($)      Number of Units
---------------------------             ---------------      ---------------
Roger S. Marcus                               *                  *
   Chairman, President and Chief
   Executive Officer
Howard N. Feist III                           *                  *
   Senior Vice President - Finance
   and Chief Financial Officer
Robert N. Agate                               *                  *
   Senior Vice President -
   Manufacturing
Dennis P. Jarosz                              *                  *
   Senior Vice President -
   Marketing
Anthony C. Prestipino                         *                  *
   Senior Vice President - Sales
All executive officers                        *                  *
   as a group (10 persons)
All non-executive directors                   *                  *
   as a group (6 persons)


* Awards of options for the additional 250,000 shares are not yet determinable as none are currently contemplated.

     The Board of Directors believes that the 1995 Option Plan is an important component of the Company's compensation package because it secures for the Company and its shareholders the advantages of the incentive inherent in stock ownership on the part of its key employees. The Company believes that stock ownership incentives give employees a greater concern for the welfare of the Company and its future growth and encourage them to continue their association with the Company. The Company issued a significant portion of the 550,000 option shares originally authorized under the 1995 Option Plan. Additional shares will be needed, in future years, to maintain this element of the Company's incentive compensation program for the Company's key employees. Accordingly, the Board of Directors recommends that the shareholders vote in favor of amending the 1995 Option Plan to increase the shares available for issuance by the sum of 250,000 shares.

              VOTE REQUIRED AND RECOMMENDATION OF BOARD

      Under the Company's Bylaws, the proposal to amend the 1995 Option Plan is approved if the affirmative votes cast by the Company's outstanding shares of common stock entitled to vote and represented (in person or by proxy) at the Meeting exceed the negative votes. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
APPROVAL OF THE AMENDMENT AND THE ENCLOSED PROXY WILL BE VOTED IN THAT MANNER UNLESS THE SHAREHOLDER EXECUTING THE PROXY SPECIFICALLY DIRECTS THE PROXY TO THE CONTRARY (OR ABSTAINS).

      American Biltrite has indicated to the Company that it intends to vote all of its shares of Class B common stock in favor of the adoption of the Amendment. American Biltrite possesses sufficient voting power through its ownership of shares of Class B common stock to ensure the adoption of the Amendment regardless of how other shares of the Company's capital stock are voted.

            RELATIONSHIP WITH INDEPENDENT PUBLIC AUDITORS

      The Board of Directors of the Company has selected Ernst & Young LLP as the Company's independent public auditors for 1997. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     Effective March 28, 1996, the Company engaged Ernst & Young LLP as its new independent auditors to audit the Company's financial statements, replacing Coopers & Lybrand L.L.P. This action was approved by the Audit Committee of the Company's Board of Directors. Coopers & Lybrand L.L.P.'s report on the Company's financial statements for fiscal years 1995 and 1994 did not contain any adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During fiscal years 1995 and 1994 there were no disagreements between the Company and Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make a reference to the subject matter of the
disagreements  in  connection with its  report.       During  fiscal
years 1995 and 1994 and the subsequent interim period preceding March 28, 1996, neither the Company nor anyone on its behalf consulted Ernst & Young LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company by Ernst & Young LLP.

                        STOCKHOLDER PROPOSALS

      Proposals of security holders intended to be presented at the next annual meeting of stockholders of the Company in May 1998 must be received by the Company at its principal executive offices no later than November 25, 1997.

                            OTHER MATTERS

      The management has no knowledge of any other matters which may come before the Meeting and does not itself intend to present any such other matters. However, if any such other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                  By Order of the Board of Directors
                                  CONGOLEUM CORPORATION

                                  Howard N. Feist III
                                  Secretary
Mercerville, New Jersey
April 1, 1997

                        CONGOLEUM CORPORATION
                   PROXY SOLICITED ON BEHALF OF THE
P                     BOARD OF DIRECTORS FOR THE
R                 1997 ANNUAL MEETING OF STOCKHOLDERS
O                   TO BE HELD MONDAY, MAY 12, 1997
X
Y
     The undersigned hereby appoints Roger S. Marcus, Richard G. Marcus and Howard N. Feist III, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all the shares of Class A common stock, par value $.01 per share, of Congoleum Corporation, a Delaware corporation ("Congoleum"), which the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of Congoleum to be held on Monday, May 12, 1997 in the America Room, 2nd Floor, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts at 9:30 A.M., local time, or at any adjornments or postponements thereof (the "Annual Meeting"), hereby revoking any proxy heretofore given.

                                                           -------------
        CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
                                                                SIDE
                                                           -------------

[X] Please mark
    votes as in
    this example

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS LISTED BELOW AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

1.  ELECTION OF DIRECTORS
Nominees:  William M. Marcus and C. Barnwell Straut.

                   FOR            WITHHELD
                    _                _
                   [_]              [_]
 _
[_]________________________________________________________________________
(Please indicate by checking one of the boxes above your vote with regard to the entire slate of nominees. To withhold authority for any individual nominee, write that nominee's name in the space provided above.)

                                                FOR     AGAINST    ABSTAIN
                                                 _         _          _
2.  AMENDMENT TO 1995 STOCK OPTION PLAN         [_]       [_]        [_]
    To  approve  an  amendment   to  the
    Company's 1995 Stock  Option Plan to
    increase  the   number   of   shares
    authorized  to be  issued thereunder
    from 550,000 to 800,000, an increase
    of 250,000 shares.


                                                MARK HERE      _
                                               FOR ADDRESS    [_]
                                                CHANGE AND
                                               NOTE AT LEFT


Please sign, date and return this proxy card promptly in the enclosed envelope. Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership please sign in corporate or partnership name by authorized person.


Signature:__________________________ Date:___________________________
Signature:__________________________ Date:___________________________